Exhibit 3.97

CERTIFICATE OF MERGER

OF

R MERGER SUB INC.

a Delaware corporation,

WITH AND INTO

RYKO CORPORATION

a Delaware corporation

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware DOES HEREBY CERTIFY that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
R Merger Sub Inc.	Delaware
Ryko Corporation	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March 23, 2006, among Ryko Corporation, Warner Special Products Inc., R Merger Sub Inc., J.P. Morgan Partners (23A SBIC), L.P., as Sellers’ Representative, and the Sellers parties thereto, as amended (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of R Merger Sub Inc. and Ryko Corporation in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

THIRD: Ryko Corporation is the corporation surviving the merger (the “Surviving Corporation”) and R Merger Sub Inc. is the corporation being merged with and into the Surviving Corporation.

FOURTH: The name of the surviving corporation shall be Ryko Corporation.

FIFTH: The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the merger to read as set forth on Exhibit A attached hereto.

SIXTH: The merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SEVENTH: An executed copy of the Agreement and Plan of Merger is on file at the office of the Surviving Corporation, the address of which is 30 Irving Place, 3rd Fl., New York, New York 10003.

EIGHTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

Exhibit A

Certificate of Incorporation of Surviving Corporation

AMENDED

CERTIFICATE OF INCORPORATION

of

RYKO CORPORATION

1. Name. The name of the corporation is Ryko Corporation (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901; and its registered agent at such address is National Corporate Research, Ltd.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: one thousand (1,000), all of which shall be shares of Common Stock of the par value of one cent ($0.01) per share.

5. Limitation of Liability.

(a) To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment, repeal or modification of Section 5(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

6. Indemnification.

6.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the board of directors of the Corporation (the “Board”).

6.2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.

6.3. Claims. If a claim for indemnification or advancement of expenses under this Article 6 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

6.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

6.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

6.7. Other Indemnification and Prepayment of Expenses. This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

6.8. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of May 31st, 2006.

RYKO CORPORATION

By:	/s/ Samuel S. Holdsworth
	Name:	Samuel S. Holdsworth
	Title:	Chairman, CEO

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